Exhibit 99

SILICON LABORATORIES ANNOUNCES CEO TRANSITION

— Chief Operating Officer and Company Veteran, Tyson Tuttle, will Succeed Necip Sayiner —

AUSTIN, Texas — March 1, 2012 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today announced that Necip Sayiner will step down as president and chief executive officer on April 18th, the day prior to the company’s Annual Shareholder Meeting. Tyson Tuttle, chief operating officer and a 15 year company veteran will be appointed as president and CEO at that time and will be nominated for election to the board of directors.

Mr. Sayiner joined Silicon Labs in September 2005 and led the transformation of Silicon Labs into a well-diversified growth business. Strong investment discipline, unwavering focus on product execution and emphasis on market share gains enabled the company to outperform the industry over multiple business cycles during his tenure. Under his leadership, the company doubled its revenue, increased its served market by about $8 billion, and evolved from a modem and cellular-centric company to one with more than 40 percent of revenue from broad-based products.

“Today we have more engines of growth than any other time in our history. The board has determined that Tyson is uniquely qualified to lead the next chapter for Silicon Labs. I have enjoyed being part of this special company and very talented team, and am proud of the success we drove together,” said Mr. Sayiner.

“We have a great deal of respect for Necip’s leadership and are very pleased with the significant accomplishments the company achieved during his tenure. He brought Silicon Labs through its adolescence and created a very strong foundation off which to build,” said Nav Sooch, chairman of the board of directors and co-founder of Silicon Laboratories. “We’re very excited about the future and feel the time is right for Tyson to take the helm as we set our sights on growing into a dominant force in the industry.

Tyson’s passion for the business and impressive track record of commercial success sets him apart and I am very optimistic about the company’s potential as we open the next chapter in our growth story.”

Tyson Tuttle, age 44, was identified as a strong talent early in his career at Silicon Labs. He joined the company in 1997 and helped design the first product, a silicon DAA that subsequently achieved market share leadership in PCs, allowing the company to go public in 2000.  Mr. Tuttle led the marketing effort behind the company’s first RF products. He also spearheaded the development and market penetration strategy of the radio and video ICs, creating the broadcast business that represents about a third of the company today. Mr. Tuttle led the broadcast product lines until 2010 when the R&D team was consolidated under his leadership as chief technology officer.  He then took over as chief operating officer and for the last year has been responsible for managing all of the company’s business units and R&D.

Previous to joining Silicon Labs, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation. Mr. Tuttle holds an M.S. in electrical engineering from UCLA and a B.S. in electrical engineering from Johns Hopkins University. He has 61 patents issued in the areas of RF and mixed-signal IC design.

“I believe we have a strong business model, a best in class design team, and a long runway for growth,” said Mr. Tuttle. “I will be focused on leveraging this solid framework to further optimize the business and realize the high rate of growth I believe we’re capable of over the next decade.”

Webcast and Conference Call

A brief conference call discussing the transition will follow this press release at 4:00 p.m. central time. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling (855) 859-2056 or +1 (404) 537-3406 (international) and by entering 57377614. The replay will be available through April 15th.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward-Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly; difficulties developing new products that achieve market acceptance; dependence on a limited number of products and customers; intellectual property litigation risks; inventory-related risks; risks associated with acquisitions; difficulties managing international activities; difficulties managing our manufacturers and subcontractors; risks that Silicon Laboratories may not be able to manage strains associated with its growth; credit risks associated with our accounts receivable; dependence on key personnel; risks associated with divestitures; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

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